SURGERY PARTNERS, INC.
NAMES PATRICIA A. MARYLAND, DR TO BOARD OF DIRECTORS

BRENTWOOD, Tenn., March 1, 2021 (GLOBE NEWSWIRE) - Surgery Partners, Inc. (NASDAQ:SGRY) ("Surgery Partners" or the "Company"), a leading provider of surgical services, today announced that Dr. Patricia A. Maryland has been appointed to serve as an independent director on its Board of Directors. Dr. Maryland’s appointment, which is effective immediately, will increase the size of Surgery Partners’ Board to nine members.
Dr. Maryland joins the Surgery Partners Board with extensive healthcare experience. Her career in healthcare administration spans 40 years, most recently serving as an executive vice president for Ascension and the president and chief executive officer at Ascension Healthcare, a leading non-profit health system operating more than 2,600 sites of care including 150 hospitals and more than 50 senior living facilities in 20 states and the District of Columbia. Prior to that, Dr. Maryland held other executive and management positions in the Ascension organization. Dr. Maryland has been a member of over 25 boards in the nonprofit, private, joint venture, and public sectors and has been the recipient of multiple awards, including being named one of the Top 25 COOs in Healthcare in 2017, one of the Top 25 Women in Healthcare in 2017 and 2015 by Modern Healthcare, Woman of the Year in 2014 by the Healthcare Businesswomen’s Association, and one of Modern Healthcare’s Top 25 Minority Executives in Healthcare also in 2014.
Dr. Maryland received a bachelor’s degree in applied mathematics from Alabama State University, Montgomery, and a master’s degree in biostatistics from the University of California, Berkeley. She holds a Doctorate of Public Health from the University of Pittsburgh, concentrating in health services administration and planning.
“We are pleased to welcome Patricia Maryland to our Board of Directors,” said Wayne DeVeydt, Chairman of Surgery Partners’ Board of Directors. “Her impressive leadership experience and expertise in healthcare delivery as well as her patient-centric approach makes her an ideal Board member for Surgery Partners. We look forward to her valuable contributions as we continue to execute our growth strategy and pursue our mission of enhancing patient quality of life through partnership.”
“I am honored to be joining the Surgery Partners Board,” added Dr. Maryland. “I look forward to supporting the important role Surgery Partners plays in improving the affordability and accessibility of high-quality surgical care and as the only independent surgical facility operator of national size.”
About Surgery Partners
Headquartered in Brentwood, Tennessee, Surgery Partners is a leading healthcare services company with a differentiated outpatient delivery model focused on providing high quality, cost effective solutions for surgical and related ancillary care in support of both patients and physicians. Founded in 2004, Surgery Partners is one of the largest and fastest growing surgical services businesses in the country, with more than 180 locations in 30 states, including ambulatory surgery centers, surgical hospitals, multi-specialty physician practices and urgent care facilities. For additional information, visit www.surgerypartners.com.
Contact:
Surgery Partners Investor Relations
(615) 234-8940
IR@surgerypartners.com
1